                                         THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES
                                            CONDENSED CONSOLIDATED RESULTS OF OPERATIONS

                                                      13 Weeks Ended                                  26 Weeks Ended
(Millions, except per share)              July 30, 1994           July 31, 1993           July 30, 1994           July 31, 1993
                                                   % to                   % to                     % to                    % to
                                          $      Revenues        $      Revenues         $       Revenues         $        Revenues
Net Retail Sales:
    Department stores                 $   2,076              $   1,947               $   4,088               $    3,761
    Payless ShoeSource                      544                    513                   1,061                      970
Total Net Retail Sales                $   2,620              $   2,460               $   5,149               $    4,731

Revenues                              $   2,706              $   2,586               $   5,328               $    5,008
Cost of sales                             1,887        69.7%     1,791        69.3%      3,704        69.5%       3,474        69.4%
Selling, general and
  administrative expenses                   544        20.1        536        20.7       1,102        20.7        1,053        21.0
Interest expense, net                        57         2.1         60         2.3         116         2.2          123         2.5

Earnings before income taxes                218         8.1        199         7.7         406         7.6          358         7.1
Provision for income taxes                   88        40.5*        82        41.2*        164        40.5*         145        40.4*

Net Earnings                          $     130         4.8% $     117         4.5%  $     242         4.5%  $      213         4.3%

Primary Earnings per Share            $     .50              $     .45               $     .93               $      .82

Fully Diluted Earnings
  per Share                           $     .49              $     .44               $     .90               $      .79

Dividends Paid
  per Common Share                    $     .26              $     .23               $     .49               $  .43-3/4

Primary Average Shares
  and Equivalents                         249.9                  249.9                   249.9                    249.8

Fully Diluted Average Shares
  and Equivalents                         265.2                  266.0                   265.2                    265.9



* Percent represents effective income tax rate

                                                          PAGE 7 OF 8 PAGES

               NET RETAIL SALES - PERCENT INCREASE VERSUS LAST YEAR

Net retail sales represent the sales of stores operating at the end of the latest period.  They exclude finance charge revenue and the sales of stores which have been closed and not replaced.  Store-
for-store sales represent sales of those stores open during
both periods.
                             13 Weeks Ended               26 Weeks Ended
                              July 30, 1994                July 30, 1994
                                       Store-for-                   Store-for-
                           Total         Store          Total         Store

Department stores             6.6%          4.0%           8.7%          6.0%
Payless ShoeSource            6.1          (0.5)           9.4           2.5
Total                         6.5%          3.1%           8.8%          5.3%


                THE MAY DEPARTMENT STORES COMPANY AND SUBSIDIARIES

               NOTES TO CONDENSED CONSOLIDATED RESULTS OF OPERATIONS


Interim Results. The unaudited condensed consolidated results of operations have been prepared in accordance with the company's accounting policies as described in the 1993 Annual Report to Shareowners and should be read in conjunction with that report. In the opinion of management, this information is fairly presented and all adjustments (consisting only of normal recurring adjustments) necessary for a fair statement of the results for the interim periods have been included; however, certain items are included in this statement based on estimates for the entire year. Also, operating results of periods which exclude the Christmas season may not be indicative of the operating results that may be expected for the full fiscal year.

Inventories. Department store merchandise inventories are stated on the LIFO (last-in, first-out) cost basis. The LIFO provision for the second quarter was $8 million in 1994 and 1993. The year-to-date LIFO provision was $16 million in 1994 and 1993.

Trailing Years' Results. Operating results for the trailing years were as follows (millions, except per share):

                                                        52 Weeks Ended
                                                    July 30,        July 31,
                                                     1994            1993

  Net retail sales                               $    11,413     $    10,517

  Revenues                                       $    11,849     $    11,284

  Net earnings                                   $       740     $       342

  Net earnings before special
    and nonrecurring items                       $       740     $       640

  Fully diluted earnings per share               $      2.76     $      1.27

  Fully diluted earnings per share
    before special and
    nonrecurring items                           $      2.76     $      2.39

                                 PAGE 8 OF 8 PAGES